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                                                                    EXHIBIT 99.4


                               THIRD AMENDMENT TO
                                NEOMORPHIC, INC.
                             1998 STOCK OPTION PLAN

The 1998 Stock Option Plan of Neomorphic, Inc. is amended as follows:

SUBSECTION 5(d)(iii) IS AMENDED TO READ AS FOLLOWS:

         5.       (d)      RIGHT TO EXERCISE. Each ISO shall become exercisable
and vest according to the terms and conditions established by the Board and reflected in the written agreement evidencing the option (the "ISO Option Agreement").

                  . . .

                           (iii) In the event a Recipient's Service is terminated by the Company for any reason other than for Cause (as defined in Subsection 5(h)(v)) after such assumption or substitution and within one year of such Ownership Change, the ISO shall become immediately exercisable and all unvested shares acquired upon exercise of such ISO shall be vested in full as of the date on which Recipient's service ends.

SUBSECTION 6(c)(iii) IS AMENDED TO READ AS FOLLOWS:

         6. (c) RIGHT TO EXERCISE. Each NQSO shall become exercisable and vest according to the terms and conditions established by the Board and reflected in the written agreement evidencing the option (the "NQSO Option Agreement").

                  . . .

                           (iii) In the event a Recipient's Service is terminated by the Company for any reason other than for Cause (as defined in Subsection 6(g)(v)) after such assumption or substitution and within one year of such Ownership Change, the NQSO shall become immediately exercisable and all unvested shares acquired upon exercise of such NQSO shall be vested in full as of the date on which Recipient's service ends.